EXHIBIT 10.1
EMPLOYMENT AGREEMENT FOR
RONALD A. FROMM

THIS EMPLOYMENT AGREEMENT (this “Agreement”), entered into this 7th day of January, 2011 and effective as of May 26, 2011 (the “Effective Date”), is by and between Ronald A. Fromm (“Employee”) and Brown Shoe Company, Inc., a New York corporation (“Brown Shoe” and, together with its subsidiaries, the “Company”), provided Employee remains employed with Brown Shoe through the Effective Date.

WITNESSETH THAT:

WHEREAS, the Company is engaged in the sourcing and retail and wholesale sale of footwear in the United States and throughout the world;

WHEREAS, Employee is currently employed as the Chief Executive Officer of Brown Shoe and is also currently the Chairman of the Board of Directors of Brown Shoe (the “Board of Directors”);

WHEREAS, Employee and Brown Shoe desire that Employee transition out of his role as Chief Executive Officer of Brown Shoe effective as of the Effective Date;

WHEREAS, Employee and Brown Shoe desire that Employee remain an employee of Brown Shoe following the Effective Date in a non-executive capacity and it is expected that Employee will remain as Chairman of the Board of Directors;

WHEREAS, Brown Shoe desires to insure, insofar as possible, that the Company will continue to have the benefit of Employee’s services following the Effective Date and to protect the confidential information and goodwill of the Company; and

WHEREAS, Employee and Brown Shoe are currently parties to a Severance Agreement, dated April 1, 2006, as amended (the “Prior Agreement”), which Employee and Brown Shoe desire to terminate as of the Effective Date and replace with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth herein, the parties hereto mutually covenant and agree as follows:

Section 1. Definitions.

1.1 “Cause” means (i) engaging by Employee in willful misconduct which is materially injurious to the Company; (ii) conviction of Employee of a felony; (iii) engaging by Employee in fraud, material dishonesty or gross misconduct in connection with the business of the Company; (iv) engaging by Employee in any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business; (v) engaging by Employee in the illegal use of a controlled substance or using prescription medications unlawfully; or (vi) abuse by Employee of alcohol.

1.2 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

1.3 “Competitor” means any Person which (a) in its prior fiscal year had annual gross sales volume or revenues of more than $20,000,000 attributable to the sale of footwear or (b) is reasonably expected to have such level of footwear sales or revenues in either the current fiscal year or the next following fiscal year.

1.4 “Confidential Information” shall have the meaning set forth in Section 6.2.

1.5 “Customer” means any wholesale customer of the Company which either purchased from the Company during the one (1) year immediately preceding the Termination Date, or is reasonably expected by the Company to purchase from the Company in the one (1) year period immediately following the Termination Date, more than $1,000,000 in footwear.

1.6 “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).

1.7 “Termination Date” means May 26, 2013 or, if earlier, the effective date of the termination of Employee’s employment with Brown Shoe.

Section 2. Employment.  Provided Employee is employed by Brown Shoe on the Effective Date, Employee shall cease to be the Chief Executive Officer of Brown Shoe, but shall remain an employee of Brown Shoe in a non-executive capacity.  For the avoidance of confusion, none of Employee’s duties or obligations as a Brown Shoe employee will affect his duties or obligations as a member of the Board of Directors.

Section 3. Term of Employment / Prior Agreement.  Unless terminated earlier pursuant to Section 5 of this Agreement, the term of this Agreement shall be a two (2) year period commencing on the Effective Date.  The Prior Agreement shall remain effective until May 26, 2011, upon which date such Prior Agreement shall terminate.

Section 4. Compensation.

4.1 Base Salary.  Effective May 29, 2011, Employee’s base salary (“Base Salary”) shall be $500,000 per annum, which shall be payable in equal installments during the year in accordance with Brown Shoe’s normal payroll practices in effect from time to time and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.

4.2 Annual Incentive.  Employee shall be entitled to participate in the Brown Shoe annual incentive program with respect to the 2011 annual incentive plan year (for the fiscal year beginning January 30, 2011) at the established threshold, target, and maximum payout percentage in effect for the 2010 annual incentive plan year.  Such award for the 2011 annual incentive plan year shall be paid at the same time and in accordance with the same general practices as awards paid to other Company employees with respect to such 2011 annual plan year.  Unless otherwise determined by the Board of Directors or the Compensation Committee thereof, Employee shall not be entitled to participate in such annual incentive program with respect to the 2012 annual incentive plan year or any later incentive plan year.

4.3 Restricted Stock.  Provided Employee is employed by Brown Shoe on the Effective Date, on such date Brown Shoe shall grant Employee 112,500 shares of restricted stock.  Such restricted stock shall be granted pursuant to and be subject to the terms of the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as Amended and Restated as of May 22, 2008 (“Plan”), and that such restricted stock shall be scheduled to vest on May 26, 2013 and be subject to standard terms and conditions of similar awards.  Unless otherwise determined by the Board of Directors or the Compensation Committee thereof, the restricted stock grant described in this Section 4.3 will be the only long-term incentive award granted to Employee for his service during the 2011 fiscal year.

4.4 Outstanding Equity and Performance Compensation.  Notwithstanding any provision in the Plan or any other equity incentive or similar plan, or any award agreement (“Award Agreement”) entered into with respect to an award granted thereunder (“Award”), (i) Employee shall be considered to remain employed for purposes of the vesting or exercise provisions of the Plan and any such Award Agreement during the term of this Agreement; and (ii) Employee shall be scheduled to vest in and become entitled to payment of any Award  granted prior to the date of this Agreement (in accordance with the same general practices as similar Awards paid to other Company employees) on the earlier of the date of vesting in effect as of the date of this Agreement or the Termination Date, provided that amounts shall be paid or shares of Brown Shoe common stock shall be transferred with respect to any such Award (other than restricted stock) as the case may be in accordance with the terms of the Plan and Award Agreement.

4.5 SERP / Deferred Compensation Benefits.  As of the Effective Date, the parties reasonably anticipate that the level of bona fide services Employee performs for the Company shall be permanently reduced to less than 50% of the average level of bona fide services he performed for the Company over the 36-month period ending on the Effective Date.  Therefore, Employee shall be entitled to benefits under the Brown Shoe Company, Inc. Supplemental Executive Retirement Plan and Brown Shoe Company, Inc. Deferred Compensation Plan (and any other nonqualified deferred compensation plan subject to Section 409A of the Code) pursuant to a “termination of employment” from the Company on the Effective Date.  Distributions pursuant to such plans shall be made in accordance with their terms, and Employee’s participation in such plans shall cease on the Effective Date.

4.6 Employee Benefit Programs.  During the term of this Agreement, Employee shall be entitled to participate in all disability, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to employees of the Company, in accordance with and subject to the terms thereof.  Employee shall continue to be eligible to participate in any qualified retirement plans after the Effective Date.

4.7 Expenses.  During the term of this Agreement, upon Employee’s submission of proper substantiation, Brown Shoe shall reimburse Employee for all reasonable business expenses actually and necessarily paid or incurred by him in the course of and pursuant to the business of the Company, in accordance with Brown Shoe’s policies relating to the reimbursement of business expenses.

4.8 Financial and Tax Planning.  Brown Shoe shall reimburse Employee for expenses related to financial and tax planning services incurred on his behalf in an amount not exceeding $15,000 per year for Employee’s 2011 and 2012 taxable years.

4.9 Club Dues.  During the term of this Agreement, Brown Shoe shall continue to pay or reimburse Employee on a monthly basis for then current monthly dues and assessments charged by two clubs of which Employee is a member primarily for business purposes.

4.10 Office Space.  During the term of this Agreement, Employee shall be provided with office space at Brown Shoe’s headquarters and shall be assigned an administrative assistant to assist in the performance of his duties.

Section 5. Termination of Employment.

5.1 Brown Shoe may terminate Employee’s employment at any time for Cause, effective upon written notice to Employee specifying in reasonable detail the particulars of Employee’s conduct deemed by Brown Shoe to justify such termination for Cause.

5.2 Brown Shoe may terminate Employee’s employment without Cause at any time, effective upon written notice to Employee of termination specifying that such termination is without Cause.

5.3 Employee may terminate Employee’s employment with Brown Shoe at any time for any reason or no reason, effective upon written notice to Brown Shoe of termination.

5.4 If Employee’s employment is terminated by Brown Shoe for any reason other than for Cause, or Employee’s death or disability, Employee shall be entitled to the following benefits:

(a) Brown Shoe shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) any other amounts owed by the Company to Employee (other than any bonus payment of any kind) but unpaid as of the Termination Date, plus (iii) Employee’s bonus for the year of termination prorated to the Termination Date, paid at the time such bonus would have been paid if Employee had remained employed to the date of payment and calculated based on achievement of the applicable performance criteria applicable to such bonus payment.

(b) Brown Shoe shall continue to pay Employee his Base Salary through May 26, 2013.  Such Base Salary shall be paid at the same time and on the same schedule that such amounts would have been paid had Employee’s employment with Brown Shoe not been terminated.

(c) For the period beginning on the date of Employee’s termination of employment under this Section 5.4 and ending on the earlier of (i) the date that is eighteen (18) months after such date or (ii) May 26, 2013 (“Benefit Extension Period”), the Company shall provide to Employee medical and/or dental coverage under the Company’s medical and/or dental plans without any cost to Employee in excess of any employee contribution that would be payable by Employee if Employee remained employed by Brown Shoe.  In addition, if the Benefit Extension Period ends before May 26, 2013, the Company shall pay, or cause to be paid, to Employee an amount in cash equal to the aggregate amount that would be payable by the Company for such medical and/or dental coverage for the period beginning on the day after the last day of the Benefit Extension Period and ending on May 26, 2013 if Employee had remained employed by Brown Shoe for such period, based on the Company contribution rates in effect under the medical and/or dental plans on such payment date.  This payment shall be payable on the last day of the Benefit Extension Period.

(d) The restrictions applicable to each share of non-vested restricted stock of Brown Shoe held by Employee shall lapse as of the Termination Date.

(e) Each non-vested option to purchase Brown Shoe stock held by Employee as of the Termination Date shall vest.

(f) The Company shall pay Employee in cash the fair market value at “Target” levels for any performance share or performance cash Awards outstanding.

5.5 If Employee’s employment is terminated for any reason other than such reasons specified in Section 5.4, the Company shall pay, or cause to be paid, to Employee within 30 days of the Termination Date (i) the full base salary earned by Employee through, but unpaid at, the Termination Date, plus (ii) any other amounts owed by the Company to Employee (other than any bonus payment of any kind) but unpaid as of the Termination Date.

Section 6. Covenant Not to Compete.

6.1 During Employee’s employment with Brown Shoe and for a period of two (2) years after the Termination Date (collectively, the “Restricted Period”), Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other Person (whether as owner, partner, consultant, employee or otherwise):

(a) provide any executive, managerial, supervisory, and/or consulting services with respect to the footwear industry and/or the footwear business in the United States for any Competitor;

(b) hold any executive, managerial and/or supervisory position with any Competitor in the United States;

(c) assist any Competitor in competing against the Company (i) in the United States and/or (ii) in any other country in which the Company is doing business in the one year immediately preceding the Termination Date (each a “Foreign Country”), as Employee had access to Confidential Information regarding the Company’s business in such Foreign Country;

(d) engage in any research, development and/or planning activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the footwear industry (i) in the United States or (ii) in any Foreign Country;

(e) cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

(f) assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

(g) cause or attempt to cause any footwear supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

(h) assist any Competitor in connection with any plan, effort, activity or undertaking to cause or attempt to cause any footwear supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company; and/or

(i) solicit, entice, employ or seek to employ, in the footwear industry, any executive, managerial and/or supervisory employee of, or any consultant or advisor to, the Company.

6.2 Employee recognizes and agrees that the restraints contained in Section 6.1 are reasonable and should be fully enforceable in view of, among other things, the high level positions Employee has had with the Company, the national and international nature of both the Company’s collective business and competition in the footwear industry, and the legitimate interests of the Company in protecting its confidential, proprietary and trade secret information (“Confidential Information”) and their respective customer goodwill and relationships.  Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 6.1.  Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would, among other things, be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and/or (ii) Employee was involved in diverting or helping to divert the Company’s customers and/or customer goodwill.

6.3 Employee agrees to disclose, during the Restricted Period, the terms of this Section 6 to any potential future employer.

Section 7. Confidential Information.

7.1 Employee acknowledges and agrees that during Employee’s employment, Employee has been and/or will be provided and have access to certain Confidential Information of the Company.  Employee agrees to keep secret and confidential, and not to use or disclose to any third-parties, except as directly required for Employee to perform Employee’s employment responsibilities for the Company, any of the Company’s Confidential Information.

7.2 Confidential Information includes all confidential and/or trade secret information of the Company (regardless of the form or medium in which it may exist or be stored or preserved) and includes, but is not limited to, all such information containing or reflecting any:

(a) lists or other identification of customers or prospective customers of the Company (and/or key individuals employed or engaged by such parties);

(b) lists or other identification of sources or prospective sources of the Company’s products or components thereof (and/or key individuals employed or engaged by such parties);

(c) compilations, information, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software relating to the development, manufacture, fabrication, assembly, marketing and/or sale of the Company’s products;

(d) financial, distribution, sales and marketing information, data, plans, and/or strategies of the Company;

(e) equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company’s products and services;

(f) the Company’s relations and/or dealings with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

(g) the Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

(h) any other information designated by the Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company).

Notwithstanding the foregoing, the term “Confidential Information” shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Employee in violation of this Agreement.

7.3 Employee will not, directly or indirectly, copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use for Employee or use for, or disclose to, any party other than the Company, any Confidential Information, without Brown Shoe’s prior written permission or except as required for the proper performance of Employee’s duties on behalf of the Company.

7.4 Employee understands that Confidential Information may or may not be labeled as “confidential” and will treat all information as confidential unless otherwise informed by Brown Shoe.

7.5 At the termination of Employee’s employment with the Company or at any other time the Company may request, Employee shall promptly deliver to Brown Shoe all documents and other materials, whether in physical or electronic form (including all copies thereof), containing any Confidential Information.

Section 8. Injunctive Relief.

In the event of a breach or threatened breach of any of Employee’s duties or obligations under the terms and provisions of Section 6, Section 7, Section 9.2 or Section 9.9, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach.  Employee hereby expressly acknowledges that the harm that might result to the Company’s business as a result of noncompliance by Employee with any of the provisions of Section 6, Section 7, Section 9.2 or Section 9.9 would be largely irreparable.  Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 6, Section 7, Section 9.2 or Section 9.9, Employee will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction.  Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by the Company in enforcing its rights hereunder.

Section 9. Miscellaneous.

9.1 Notice.  All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) when received by facsimile (including electronic mail), receipt confirmed, or (c) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (d) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to Brown Shoe:

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri  63105
Attention:  General Counsel

If to Employee:

Ronald A. Fromm
756 Kent Road
St. Louis, MO  63124

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

9.2 Binding Agreement.  This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, heirs and beneficiaries.

9.3 Judicial Modification.  If and to the extent that any Section, term and/or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable under applicable law, then such Section(s), term(s) and/or provision(s) shall not be void but instead shall be modified and, to the maximum extent permissible under applicable law, enforced.

9.4 Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

9.5 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.6 Waiver.  Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

9.7 Entire Agreement; Termination of Prior Agreement.  This instrument constitutes the entire agreement of the parties in this matter and, as of the Effective Date, shall supersede any other agreement between the parties, oral or written, concerning the same subject matter (including, without limitation, the Prior Agreement).  The Prior Agreement will terminate on the Effective Date.

9.8 Amendment.  Subject to Section 9.3, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

9.9 Governing Law.  In light of Company’s and Employee’s substantial contacts with the State of Missouri, the facts that the Company is headquartered in Missouri and Employee resides in and/or reports to Company management in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Brown Shoe’s execution of, and the making of, this Agreement in Missouri, the parties agree that:  (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state courts in St. Louis County, Missouri, or the U.S. District Court for the Eastern District of Missouri; and (ii) this Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.  Employee agrees that Employee under no circumstances will, either alone or in conjunction with anyone else, file or pursue any such litigation other than in such state or federal courts in Missouri, and Employee hereby consents and agrees that any such litigation filed in any other court(s) shall be dismissed and that Employee may be enjoined from filing and/or pursuing any such action.

9.10 Third Party Beneficiaries.  Employee agrees that Brown Shoe’s subsidiaries are third party beneficiaries of this Agreement and hereby consents to the enforcement by any subsidiary of Brown Shoe of the provisions contained herein, including without limitation, the provisions of Section 6 and Section 7.

9.11 Code Section 409A.

(a) With respect to those amounts payable hereunder which are subject to Code Section 409A, this Agreement shall be interpreted in a manner so as to be consistent with such provision and the rules and regulations promulgated thereunder.  Brown Shoe may modify the Agreement to the extent necessary to prevent a benefit or payment from being subject to a tax due to noncompliance with Code Section 409A.

(b) For purposes of Code Section 409A, the right to a series of installment payments hereunder, including a right to each separate payment of Base Salary as described in Section 4.1 and separation pay described in Section 5.4, shall be treated as a right to a series of separate payments.

(c) The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.  Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the calendar year following the calendar year in which the expense was incurred.  The right to reimbursement is not subject to liquidation or exchange for another benefit.

9.12 Clawback.  Any payment hereunder will be subject to recovery by the Company pursuant to applicable law or if it is determined that Employee personally and knowingly engaged in practices that materially contribute to circumstances that lead to the restatement of the Company’s financial statements for any fiscal year prior to or including the Company’s fiscal year ending in 2013.

Signature page follows.

IN WITNESS WHEREOF, Employee and Brown Shoe have executed this Agreement as of January 7, 2011.

Brown Shoe Company, Inc.		Employee
By:	/s/ Douglas W. Koch	/s/ Ronald A. Fromm
Name:	Douglas W. Koch	Ronald A. Fromm
Title:	Senior Vice President and Chief Talent Officer